Exhibit 99.1

Natera Reports First Quarter 2019 Financial Results

SAN CARLOS, Calif., May 9, 2019 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the first quarter ended March 31, 2019 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Generated total revenues of $66.8 million in the first quarter of 2019 compared to $62.3 million in the first quarter of 2018, an increase of 7%.

•                  Processed 200,194 tests in the first quarter of 2019, compared to approximately 164,355 tests processed in the first quarter of 2018, an increase of approximately 22%, and a sequential increase of approximately 15% when compared to 174,200 tests processed in the fourth quarter of 2018.

•                  Processed approximately 136,500 Panorama tests in the first quarter of 2019, compared to approximately 114,700 Panorama tests processed in the first quarter of 2018, an increase of approximately 19%.

•                  Accessioned approximately 54,300 Horizon carrier screening (HCS) tests in the first quarter of 2019 compared to approximately 41,500 HCS tests accessioned in the first quarter of 2018, an increase of approximately 31%.

•                  Received a positive draft local coverage decision from Medicare for Prospera in kidney transplant rejection screening.

•                  Received breakthrough device designation for Signatera from the FDA.

•                  Announced the publication of clinical validation data for breast cancer in Clinical Cancer Research and colorectal cancer in JAMA Oncology.

•                  Closed an approximately $108 million net proceeds follow-on equity offering.

“Our first quarter was productive for Natera,” said Steve Chapman, Natera’s Chief Executive Officer. “We demonstrated strong sequential volume growth, and meaningfully reduced cost of goods sold per test. We recently received a positive draft coverage decision for Prospera in the kidney transplant setting, received a breakthrough designation from the FDA for Signatera, and published validation data in top journals for multiple cancer indications. We have clear momentum across the business and remain on track for our goals this year.”

First Quarter Ended March 31, 2019 Financial Results

Total revenues were $66.8 million compared to $62.3 million for the first quarter of 2018, an increase of 7%. The increase in total revenues was driven primarily by sales of our Panorama and HCS tests. There were 200,194 tests processed in the first quarter of 2019, including approximately 186,500 tests accessioned and 11,800 processed through the Constellation software platform (Constellation units), compared to approximately 164,355 tests processed in the first quarter of 2018, including approximately 153,900 tests accessioned and 9,700 Constellation units, an overall increase of approximately 22%.

In the three months ended March 31, 2019, Natera recognized revenue on 184,700 tests for which results were reported to customers in the period (tests reported), including approximately 173,400 tests accessioned and 11,300 Constellation units, compared to 147,100 tests reported, including approximately 137,800 tests accessioned and 9,300 Constellation units, in the first quarter of 2018, which represents an increase of approximately 26%. Natera recognized revenues on approximately 119,400 Panorama tests accessioned and 9,500 Panorama Constellation units in the three months ended March 31, 2019, compared to approximately 97,000 Panorama tests accessioned and 7,500 Panorama Constellation units in the same period in 2018. Natera recognized revenue on approximately 49,900 HCS tests accessioned in the three months ended March 31, 2019, compared to approximately 37,000 HCS tests accessioned in the same period in 2018.

Gross profit for the three months ended March 31, 2019 and 2018 was $23.5 million and $21.7 million, respectively, in each case representing a 35% gross margin.* We were able to maintain the same gross margin as a result of the increased revenue and cost savings achieved from the launch of our HCS automation workflow, and lower vendor costs attributable to specimen services.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the first quarter of 2019 were $55.3 million, an increase of approximately 6% compared to $52.3 million in the same period of the prior year. The increase was driven primarily by higher personnel-related expenses, legal fees, travel expenses related to marketing events, and higher corporate-related expenses, offset by a reduction in research and development expenses upon completion of our HCS automation workflow development, which expenses then shifted to cost of product revenues following its implementation.

Loss from operations for the first quarter of 2019 was $31.7 million compared to $30.5 million for the same period of the prior year.

Net loss for the first quarter of 2019 was $34.1 million, or ($0.54) per diluted share, compared to net loss of $32.9 million, or $(0.61) per diluted share, for the same period in 2018. Weighted average shares outstanding were 62.8 million in the first quarter of 2019.

At March 31, 2019, Natera held $128.5 million in cash, cash equivalents, short-term investments and restricted cash, compared to $158.5 million as of December 31, 2018. Subsequent to the close of the quarter, Natera successfully closed a follow-on equity offering that yielded roughly $108 million in net proceeds to the company.  As of March 31, 2019, Natera had a total outstanding debt balance of $123.6 million, comprised of $50.2 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.4 million under its $125.0 million debt facility with OrbiMed Advisors, reflecting no change from December 31, 2018. The UBS line of credit is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations. Under its debt facility with OrbiMed Advisors, Natera has an option to draw up to $50.0 million in additional funds on or prior to December 31, 2019.

2019 Financial Outlook

Natera anticipates 2019 total revenue of $275 million to $302 million; 2019 cost of revenues to be approximately 59% to 65% of revenues; selling, general and administrative costs to be approximately $180 million to $190 million; research and development costs to be $60 million to $65 million, and net cash burn to be $80 million to $100 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2019 to be between $72 million and $92 million) and GAAP net purchases of property and equipment (estimated for 2019 to be approximately $8 million).

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who care for pregnant women, researchers in cancer including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform. For more information, visit natera.com. Follow Natera on LinkedIn.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive pregnancy test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and Signatera™ (RUO), a personalized cell-free DNA test that can identify minimal residual disease, treatment response, and cancer recurrence to aid researchers in oncology.

Each test described above except Signatera™ (RUO) has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. Panorama® and Constellation™ are CE-marked for sale in the European Union. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests. Signatera™ is for research use only at this time.

Conference Call Information

Event:	Natera’s First Quarter 2019 Results Conference Call
Date:	Thursday, May 9, 2019
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	1588676
Webcast:	https://edge.media-server.com/m6/p/w4o7a5de

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2019 Financial Outlook,” and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, opportunities and strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: risks, including obtaining regulatory approvals, related to closing our agreement with BGI Genomics Co., Ltd., including that we may miss our guidance if we do not close the agreement; we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop and commercialize new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, for example if the results of our clinical studies do not support the use of our tests, could materially adversely affect our business, financial condition and results of operations;

our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our direct sales force; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media
Barbara Sullivan, Sullivan & Associates, 714-374-6174, bsullivan@sullivanpr.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2019	2018
		(1)
Assets
Current assets:
Cash and cash equivalents	$34,281	$46,407
Restricted cash, current portion	399	4,597
Short-term investments	93,805	107,461
Accounts receivable, net of allowance of $1,794 in 2019 and $1,788 in 2018	60,293	62,223
Inventory	13,748	13,633
Prepaid expenses and other current assets	5,555	6,197
Total current assets	208,081	240,518
Property and equipment, net	23,302	24,336
Operating lease right-of-use assets	27,260	—
Other assets	2,802	3,317
Total assets	$261,445	$268,171
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,917	$14,587
Accrued compensation	10,818	12,668
Other accrued liabilities	37,839	32,442
Deferred revenue, current portion	4,928	4,131
Short-term debt financing	50,154	50,153
Total current liabilities	112,656	113,981
Long-term debt financing	73,431	73,357
Deferred rent, net of current portion	—	8,613
Deferred revenue, long-term portion	39,698	40,058
Operating lease liabilities, long-term portion	30,674	—
Total liabilities	256,459	236,009

Stockholders’ equity:
Common stock (2)	7	7
Additional paid in capital	613,680	607,236
Accumulated deficit	(608,435)	(574,529)
Accumulated other comprehensive loss	(266)	(552)
Total stockholders’ equity	4,986	32,162
Total liabilities and stockholders’ equity	$261,445	$268,171

(1)         The condensed, consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)         As of March 31, 2019, there were approximately 63,340,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three months ended
	March 31,
	2019	2018

Revenues
Product revenues	$63,364	$54,269
Licensing and other revenues	3,460	8,071
Total revenues	66,824	62,340
Cost and expenses
Cost of product revenues	41,605	39,055
Cost of licensing and other revenues	1,698	1,537
Research and development	11,435	14,340
Selling, general and administrative	43,832	37,925
Total cost and expenses	98,570	92,857
Loss from operations	(31,746)	(30,517)
Interest expense	(2,724)	(2,389)
Interest and other income	453	137
Loss before income taxes	(34,017)	(32,769)
Income tax expense	(74)	(104)
Net loss	$(34,091)	$(32,873)
Unrealized gain (loss) on available-for-sale securities, net of tax	286	(138)
Comprehensive loss	$(33,805)	$(33,011)

Net loss per share:
Basic	$(0.54)	$(0.61)
Diluted	$(0.54)	$(0.61)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	62,831	54,132
Diluted	62,831	54,132